Exhibit 4.23

THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

$1,500,000	Date of Issuance December 12, 2022

FOR VALUE RECEIVED, SOS HYDRATION INC., a Nevada corporation (the “Company”), hereby promises to pay to the order of JTM LLC (together with its permitted successors and assigns, hereinafter referred to as the “Holder”), the principal sum of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000) together with interest thereon from the date of this note (this “Note”). Interest shall accrue on the unpaid principal balance of this Note at an aggregate rate of twelve percent (12%) per annum (with a minimum of one year of interest) from the Closing Date, of which

(i) interest at the rate of ten percent (10%) per annum shall accrue from the Closing Date and be paid to Holder within ten (10) days of the first day of each calendar month until this Note is paid in full (“Monthly Interest”) and (ii) interest at the rate of two percent (2%) shall accrue from the Closing Date, compound annually, and be due and payable in arrears to the Holder on the Maturity Date (as defined below) (the “Deferred Interest” and together with the Monthly Interest, the “Total Interest”). This Note is issued pursuant to that certain Subscription Agreement of even date herewith, by and between the Company and the other parties thereto (the “Subscription Agreement”), and capitalized terms not defined herein will have the meanings set forth in the Subscription Agreement. The Note is secured pursuant to the terms of a Security Agreement (the “Security Agreement”).

1.                   Payment. All payments will be made in lawful money of the United States of America by same day wire transfer of immediately available funds to an account designated by Holder in writing to the Company at least five (5) Business Days prior to the date of any payment. Payment will be credited first to accrued interest due and payable, with any remainder applied to principal. The principal and interest may be prepaid as provided in the Subscription Agreement.

2.                   Maturity Date. Unless prepaid as provided in the Subscription Agreement, the aggregate unpaid principal amount of this Note, plus all accrued and unpaid Total Interest thereon, and all other amounts payable under this Note shall be due and payable on the earlier of: (a) December 31, 2024, (b) the closing of a Qualified Subsequent Financing (as defined in the Subscription Agreement entered into between the parties, and (c) the closing of an IPO (any such date, the “Maturity Date”). The parties may extend the Maturity Date by written agreement.

3.                   Mandatory Conversion. Upon the closing of an IPO, or Qualified Subsequent Financing of $5,000,000 as defined in the Subsequent Agreement dated December 12, 2022, this Note and all accrued interest shall automatically convert into the Company’s common stock.

4.       Note Conversion Right and Price. The Holder shall convert the principal balance and all accrued interest during the period beginning on the Issue Date and ending on the Maturity Date. The number of shares of common stock (“Common Stock”) to be issued upon conversion of this Note shall be determined by dividing the amount of the Note and all accrued interest by eighty percent (80%) of the price of the common stock priced in the Company’s IPO or Qualified Subsequent Financing (“Conversion Price”).

5.       Authorized Shares. The Borrower covenants that during the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Note shall be convertible at the then current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, for conversion of the outstanding Note.

6.       Method of Conversion.

(a) Mechanics of Conversion. Subject to Section 1.1, this Note and all accrued interest may be converted by the Holder in whole or in part at any time after the Issue Date, by (A) submitting to the Borrower a Notice of Conversion (by facsimile or other reasonable means of communication and (B) subject to Section 1.4, surrendering this Note at the principal office of the Borrower.

(b) Surrender of Note Upon Conversion. Upon conversion of this Note and any accrued interest, in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Borrower unless the entire unpaid principal amount of this Note is so converted. If any portion of this Note is converted as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

(c) Payment of Taxes. The Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and the Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder's account) requesting the issuance thereof shall have paid to the Borrower the amount of any such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

(d) Delivery of Common Stock Upon Conversion. Upon receipt by the Borrower from the Holder of a facsimile transmission (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 1.4, the Borrower shall issue and deliver by either book entry with the Borrower’s transfer agent or cause to be issued and delivered to or upon the order of the Holder certificates for the Common Stock issuable upon such conversion thirty (30) business days after such receipt.

(e) Obligation of Borrower to Deliver Common Stock. Upon receipt by the Borrower of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock.

7.       Legend on the Shares. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) ("Rule 144") or (iv) such shares are transferred to an "affiliate" (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 1.5 and who is an Accredited Investor (as defined in the Purchase Agreement). Except as otherwise provided in the Purchase Agreement (and subject to the removal provisions set forth below), until such time as the shares of Common Stock issuable upon conversion of this Note have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

"NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES."

The legend set forth above shall be removed and the Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if (i) the Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Act and the shares are so sold or transferred, (ii) such Holder provides the Borrower or its transfer agent with reasonable assurances that the Common Stock issuable upon conversion of this Note (to the extent such securities are deemed to have been acquired on the same date) can be sold pursuant to Rule 144 or (iii) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold.

8.                   Security. This Note is a secured obligation of the Company, as set forth in the Security Agreement.

9.                   Events of Default. The events of default are those that are contained in Section 6 of the Subscription Agreement entered into between the parties

10.               Remedies. If any Event of Default occurs and continues for a period of (a) fifteen (15) days, in the case of an Economic Default, or (b) fifty (50) days, in the case of a Non-Economic Default, after written notice thereof given by the Holder to the Company, then the Holder shall, by written election, elect to either (i) declare the Note immediately due and payable, or (ii) continue to hold the Note with the rate of Total Interest increased by 6% (from 12% to 18%), which includes an increase from 10% to 13% for the Monthly Interest and an increase from 2% to 5% for the Deferred Interest, for so long as the Event of Default shall remain uncured.

11.                Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note, and the provision of notice between the Company and the Holder will be governed by the terms of the Subscription Agreement.

12.                Successors and Assigns. This Note applies to, inures to the benefit of, and binds the respective successors and assigns of the parties hereto. Any transfer of this Note may be affected only pursuant to the Subscription Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee.

13.                Limitation on Interest. In no event will any interest charged, collected, or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Company under this Note exceeds such maximum rate, then such excess sum will be credited by the Holder as a payment of principal.

14.                Governing Law. This Note will be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule.

15.                Approval. The Company hereby represents that Company’s execution of this Note has been duly approved based upon a reasonable belief that the principal provided hereunder is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation. In addition, the Company hereby represents that it intends to use the principal of this Note primarily for the operations of its business, and not for any personal, family, or household purpose or for the repayment of any other debt.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY AND RIGHT TO PAYMENTS HEREUNDER ARE SENIOR IN ALL RESPECTS AND SHALL BE SUBJECT TO ALL PROVISIONS OF THE SUBSCRIPTION AGREEMENT, OF WHICH SECTION 7 IS INCORPORATED HEREIN BY THIS REFERENCE, AND TO THE EXTENT OF ANY CONFLICT OR INCONSISTENCY, THE PROVISIONS OF THE SUBSCRIPTION AGREEMENT SHALL CONTROL.

[Signature Page Follows]

The undersigned expressly waives any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or notice of any other kind except as expressly provided in the Subscription Agreement.

SOS HYDRATION INC.

/s/James Mayo

By: James Mayo

Chief Executive Officer

AGREED AND ACKNOWLEDGED:

HOLDER: JTM LLC

/s/John Marick

______________________________

By: John Marick